EXHIBIT (a)(1)(x)
Email Announcement

To:	Eligible Mellanox Employees and Contractors

From:	Matthew Gloss, Vice President of Legal Affairs

Date:	March 24, 2009

Re:	Reminder: MTI Employee Meeting Tomorrow, March 25, 2009 at 0900 a.m. PDT
Good Evening Everyone,
Earlier today a meeting was added to your calendar for tomorrow, March 25, 2009 at 0900 a.m. PDT.
Dial in information is as follows:

U.S. Callers:	1 800 270 1153

Int’l Callers:	1 404 724 2072

Pin:	149041#
The attached slides will be presented and discussed.
Thank you,
Matthew
Matthew Gloss, Esq.
Vice President of Legal Affairs
Mellanox Technologies, Inc.
350 Oakmead Parkway
Sunnyvale, CA 94085